Exhibit 10.1
VALEANT PHARMACEUTICALS INTERNATIONAL
EMPLOYMENT AGREEMENT
(J. Michael Pearson)
                    THIS EMPLOYMENT AGREEMENT (the “Agreement”) is hereby entered into as of March 23, 2010 by and between Valeant Pharmaceuticals International (the “Company”) and J. Michael Pearson, an individual (the “Executive”) (hereinafter collectively referred to as “the parties”).
                    The Company and the Executive previously entered into an Executive Employment Agreement, dated February 1, 2008 (the “Effective Date”), as amended November 30, 2009, which the Company and Executive desire to amend and restate as set forth herein (as so amended and restated, the “Employment Agreement”).
                    In consideration of the respective agreements of the parties contained herein, it is agreed as follows:
1.	Term. The initial term of this Agreement shall be for the period commencing on the Effective Date and ending on February 1, 2014 (the “Employment Term”). Not later than 120 days prior to the expiration of the Employment Term, the parties to this Agreement shall either commence negotiations in good faith regarding the terms of a new employment agreement to take effect at the expiration of the Employment Term, or, if either party does not intend to enter into a new agreement to be effective following the Employment Term, notify the other party of such intent. For the avoidance of doubt, Executive shall not be entitled to payments pursuant to Section 8 of this Agreement by reason of the Company electing to not enter into a new agreement with Executive following the Employment Term.

2.	Employment. During the Employment Term:
(a)	Executive shall be employed as Chief Executive Officer of the Company. In addition, effective as of the Effective Date, Executive shall be elected by the Board of Directors of the Company (the “Board”) as a director of the Company and as Chairman of the Board. For as long as the Executive is employed by the Company as the Chief Executive Officer, the Company shall nominate the Executive for re-election to the Board. At the time of his termination of employment with the Company for any reason, the Executive shall resign from the Board if requested to do so by the Company. Executive shall not receive any compensation in addition to the compensation described in Sections 3 and 4 of this Agreement for serving as a director of the Company and Chairman of the Board.

(b)	Executive shall report directly to the Board. Executive shall perform the duties, undertake the responsibilities and exercise the authority customarily performed, undertaken and exercised by persons situated in a similar executive capacity.

(c)	Excluding periods of vacation and sick leave to which Executive is entitled, Executive shall devote reasonable attention and time to the business and affairs of the Company to the extent necessary to discharge the responsibilities of Executive hereunder. Prior to joining or agreeing to serve on corporate, civil or charitable boards or committees, Executive shall obtain approval of the Board. Executive may manage personal and family investments, participate in industry organizations and deliver lectures at educational institutions, so long as such activities do not interfere with the performance of Executive’s responsibilities hereunder.

(d)	Executive shall be subject to and shall abide by each of the Company’s personnel policies applicable and communicated in writing to senior executives, including but not limited to any policy the Company adopts restricting hedging investments in Company equity by Company executives.
3.	Annual Compensation.
(a)	Base Salary. The Company agrees to pay or cause to be paid to Executive during the Employment Term a base salary at the rate of $1,000,000 until December 31, 2009, and $1,500,000 commencing January 1, 2010 (hereinafter referred to as the “Base Salary”). Such Base Salary shall be payable in accordance with the Company’s customary practices applicable to its executives. Such Base Salary shall be reviewed at least annually by the Board or by the Compensation Committee of the Board (the “Committee”), and may be increased at the discretion of the Committee, but not decreased.

(b)	Performance Bonus.
(i)	For each fiscal year of the Company ending during the Employment Term, beginning with the 2009 fiscal year, Executive shall be eligible to receive a target annual cash bonus of 100% of the Base Salary (such target bonus, as may hereafter be increased, the “Target Bonus”) with the opportunity to receive a maximum annual cash bonus of 200% of the Base Salary, payable in accordance with the Company’s customary practices applicable to bonuses paid to its executives.

(ii)	Executive’s annual bonus for services performed during the 2008 fiscal year shall be delivered to Executive on the Effective Date in the form of restricted share units under the Company’s 2006 Equity Incentive Plan (the “2006 Plan”) with a value equal to the quotient obtained by dividing $1,000,000 by the Per Share Price (as defined below) on the Effective Date (the “Annual Bonus Share Units”). For purposes of this Agreement, Per Share Price shall mean the average of the closing prices of Shares during the 20 consecutive trading days ending on the day prior to the specified valuation date. Except as otherwise specifically provided in Section 8 of this Agreement, the Annual Bonus Share Units (i) shall be forfeited if Executive is not employed by the Company on the date that 2008 bonuses are paid to other executive officers of the Company (or March 15, 2009, if earlier) and (ii) unless forfeited in accordance with subclause (i), shall be deliverable in shares of Company common stock (“Shares”) on the fifth anniversary of the Effective Date. In addition to the Annual Bonus Share Units, Executive shall be eligible for a cash bonus for services performed during the 2008 fiscal year up to a maximum of 100% of Base Salary. The Company shall enter into an award agreement with the Executive for the above grant of restricted share units, incorporating the terms set forth in this Agreement and otherwise on the terms and conditions set forth in the Company’s standard form of restricted share unit award agreement.
(iii)	Any annual cash bonus will be based on performance by Executive and the Company based on performance targets to be established by the Board or the Committee on or before March 31 of the applicable calendar year, except that any cash bonus payable for 2008 shall be paid at the sole discretion of the Board or the Committee.

(iv)	In connection with the amendment of the Agreement to extend the Employment Term through February 1, 2014 and to extend past such date the ability of Executive to sell Shares that Executive receives under options and restricted stock units net of withholding taxes, the Company shall pay to Executive a $1 million cash bonus, which shall be paid to Executive no later than December 31, 2009.
4.	Long-Term Compensation
(a)	2008 RSU Grant. In connection with the execution of this Agreement, on the Effective Date, Executive shall be granted that whole number of restricted share units under the 2006 Plan with a value equal to the quotient obtained by dividing $2,000,000 by the Per Share Price on the Effective Date. (the “2008 RSU Grant”). The 2008 Stock Grant shall vest on the first anniversary of the Effective Date, provided that, except as specifically set forth in Section 8 of this Agreement, Executive is employed by the Company on such vesting date. Except as specifically set forth in Section 8 of this Agreement, the vested portion of the 2008 Stock Grant shall be paid to Executive in Shares on the fifth anniversary of the Effective Date. The Company shall enter into an award agreement with the Executive for the above grant of restricted share units, incorporating the terms set forth in this Agreement and otherwise on the terms and conditions set forth in the Company’s standard form of restricted share unit award agreement.

(b)	Time-Based Stock Option.
(i)	In connection with the execution of this Agreement, on the Effective Date, Executive shall be granted a ten-year time-vested non-qualified stock option (the “Option”) to acquire a whole number of Shares with a Black-Scholes value equal to $5,000,000 as of the Effective Date. For purposes of the preceding sentence, the Black-Scholes value shall be established by the Company in accordance with its prior practices with respect to the valuation of stock option grants for granting purposes; provided that the value of the stock shall be determined for this purpose based on the Per Share Price on the Effective Date.

(ii)	The Option shall become vested and exercisable with respect to twenty-five percent (25%) of the total number of Shares underlying the Option on each of the first four anniversaries of the Effective Date, provided that, except as specifically set forth in Section 8 of this Agreement, the Executive remains employed by the Company through the applicable vesting dates.

(iii)	Executive shall not be permitted to surrender Shares to the Company as payment for the exercise price of the Option. Executive may satisfy any tax withholding obligation with respect to the Option by having Shares withheld by the Company that would otherwise be issued upon exercise of the Option. Executive shall not be permitted to sell, assign, transfer, or otherwise dispose of the Net Shares (as defined below) acquired upon exercise of the Option until February 1, 2014, or, if sooner: (A) upon a Change in Control (as defined below); (B) upon a termination of employment under Section 6(a) or 6(b); or (C) one year after a termination of employment under Section 6(e) or 6(f). For purposes of this Section, “Net Shares” shall mean the net number of Shares acquired by Executive after subtracting any such Shares withheld in payment of tax withholding obligations applicable to the exercise of the Option.

(iv)	The Company shall enter into an award agreement with the Executive for the above grant of Options, incorporating the terms set forth in this Agreement and otherwise on the terms and conditions set forth in the Company’s standard form of non-qualified stock option award agreement.
(c)	Performance Share Units. In connection with the execution of this Agreement, on the Effective Date, the Executive shall be granted that whole number of performance-based restricted share units (the “Performance Share Units”) under the 2006 Plan with a value equal to the quotient obtained by dividing $5,000,000 by the Per Share Price on the Effective Date. The Performance Share Units shall be subject to the following terms and conditions:
(i)	If the Per Share Price of a Share as of the third anniversary of the Effective Date ( the “Third Anniversary Average Price”) equals or exceeds a value which produces a Compound Annual TSR (as defined below) of 15%, Executive shall vest in and the Company shall deliver to Executive as soon as practicable (but in any event no later than 45 days) following the third anniversary of the Effective Date a number of Shares equal to the number of Performance Share Units granted pursuant to this Section 4(c), provided that, except as otherwise specifically set forth in Section 8 of this Agreement, Executive is employed by the Company on such anniversary date. “Compound Annual TSR” shall mean the compound annual Share price appreciation from the Effective Date to such third anniversary, plus the value derived from the reinvestment of any dividends paid on the Company’s common stock during such period, with reinvestment determined based on the closing price of the common stock on the dividend payment date, using the Per Share Price as of the Effective Date as the base value.
(ii)	If the Third Anniversary Average Price equals or exceeds a value which produces a Compound Annual TSR of 30%, Executive shall vest in and the Company shall deliver to Executive as soon as practicable (but in any event no later than 45 days) following the third anniversary of the Effective Date, a number of Shares equal to two times the number of Performance Share Units granted pursuant to this Section 4(c); provided that, except as otherwise specifically set forth in Section 8 of this Agreement, Executive is employed by the Company on such anniversary date.

(iii)	If the Third Anniversary Average Price equals or exceeds a value which produces a Compound Annual TSR of 45%, Executive shall vest in and the Company shall deliver to Executive as soon as practicable (but in any event no later than 45 days) following the third anniversary of the Effective Date, a number of Shares equal to three times the number of Performance Share Units granted pursuant to this Section 4(c); provided that, except as otherwise specifically set forth in Section 8 of this Agreement, Executive is employed by the Company on such anniversary date.

(iv)	If the Third Anniversary Average Price produces a Compound Annual TSR between 15% and 30%, or between 30% and 45%, Executive shall vest in and the Company shall deliver a number of Performance Share Units that is the mathematical interpolation between the number of shares which would vest at such two percentages; provided that, except as otherwise specifically set forth in Section 8 of this Agreement, Executive is employed by the Company on such anniversary date.

(v)	Performance Share Units that could have been earned under any of subclauses (i), (ii), (iii) or (iv) that are not earned on the third anniversary of the Effective Date may be earned on the fourth anniversary of the Effective Date based on the Compound Annual TSR from the Effective Date through the fourth anniversary of the Effective Date using the same performance targets described in subsections (i) through (iv) above (net of any Performance Share Units that were earned on the third anniversary of the Effective Date based on performance to such date); provided that, except as otherwise specifically set forth in Section 8 of this Agreement, Executive is employed by the Company on the fourth anniversary date.
(vi)	Any Performance Share Units that vest as of the third anniversary of the Commencement Date will not be affected if the Compound Annual TSR on the fourth anniversary is less than that generated by the Third Anniversary Average Price. Any Performance Share Units that are not vested as of the fourth anniversary of the Effective Date shall be immediately forfeited.

(vii)	Executive may satisfy any tax withholding obligation with respect to the Performance Share Units by having Shares withheld by the Company that would otherwise be distributed upon settlement of the Performance Share Units. Executive shall not be permitted to sell, assign, transfer, or otherwise dispose any Net Shares (as defined below) acquired upon settlement of the Performance Share Units until February 1, 2014, or, if sooner: (A) upon a Change in Control; (B) upon a termination of employment under Section 6(a) or 6(b); or (C) one year after a termination of employment under Section 6(e) or 6(f). For purposes of this Section, “Net Shares” shall mean the net number of Shares acquired by Executive upon settlement of the Performance Share Units after subtracting any such Shares withheld by the Company in payment of tax withholding obligations applicable to such settlement.

(viii)	The Company shall enter into a restricted share unit award agreement with the Executive for the above grant of Performance- Share Units, incorporating the terms set forth in this Agreement and otherwise on the terms and conditions set forth in the Company’s standard form of performance-based restricted share unit award agreement.

(ix)	Notwithstanding the foregoing vesting provisions of the Performance Share Units, if on any date between December 1, 2009 and February 1, 2011, the Per Share Price on such date exceeds $26.96, then Executive shall vest in the 407,498 Performance Share Units that could have been earned under subsection (i) above; provided that Executive is employed by the Company on such vesting date; and provided further that vesting under this subsection (ix) shall reduce by 407,498 the number of Performance Share Units that Executive could vest in under subsections (ii), (iii) and (iv), and eliminate the Performance Share Units that Executive could vest in under subsection (i) above. The Company shall distribute to Executive a number of shares of its common stock equal to the number of Performance Share Units that become vested under this subsection as soon as practicable (but in any event no later than 45 days) following the vesting date of such Performance Share Units.

(x)	Notwithstanding the foregoing vesting provisions of the Performance Share Units, if the financial performance-based goal approved by the Committee prior to April 1, 2010 for the service and performance period beginning on or after April 1, 2010 (the “Second Tranche Performance Goal”) is achieved as certified by the Committee following the end of the performance period for such goal, then Executive shall vest in the second tranche of 407,498 Performance Share Units that could have been earned under subsection (ii) above; provided that Executive is employed by the Company on such vesting date; and provided further that vesting under this subsection (x) shall reduce by 407,498 the number of Performance Share Units that Executive could vest in under subsections (iii) and (iv), and eliminate the second tranche of 407,498 Performance Share Units that Executive could vest in under subsection (ii) above; and provided further that any vesting under this subsection (x) shall be conditioned on issuance by the Internal Revenue Service on or before March 5, 2011 of a favorable private letter ruling that such vesting upon the achievement of the Second Tranche Performance Goal will meet the requirements for the Performance Share Units to qualify as other performance-based compensation exempt from the limitations applicable under Section 162(m) of the Internal Revenue Code (the “Second Tranche Private Letter Ruling”). The Company will submit a request for such Second Tranche Private Letter Ruling not later than April 15, 2010 (or such later date as the Executive may agree). The Company shall distribute to Executive a number of shares of its common stock equal to the number of Performance Share Units that become vested under this subsection within 10 days of the later to occur of (A) the vesting date of such Performance Share Units and (B) receipt of such Second Tranche Private Letter Ruling, but in no event later than March 15, 2011. Notwithstanding anything else in this subsection (x), if the Internal Revenue Service does not issue the Second Tranche Private Letter Ruling on or before March 5, 2011, this subsection (x) shall be rendered void and without effect, and no vesting of the related Performance Share Units shall be deemed to have occurred due to achievement of the Second Tranche Performance Goal.
(d)	Share Purchase Requirement and Matching Share Units.
(i)	Prior to the first anniversary of the Effective Date, Executive shall purchase, on the market and during periods of open trading in accordance with applicable law, Shares with an aggregate purchase price of not less than $3,000,000 (the “Purchased Shares”); provided, however, if Executive is precluded from completing such purchases in the marketplace due to being subject to blackout periods or other restrictions on his ability to purchase such shares due to his possession of material inside information, the Company shall either extend the period of time to complete such market purchases such that Executive shall have a reasonable opportunity to complete the purchase of the Purchased Shares, or sell such shares directly to Executive on or prior to such first anniversary of the Effective Date.
(ii)	Executive shall not be permitted to sell the Purchased Shares for one year following the Final Purchase Date (as defined below). In addition, as long as Executive remains employed by the Company, Executive shall retain ownership of at least seventy-five percent (75%) of the Purchased Shares until the second anniversary of the Effective Date, fifty percent (50%) of the Purchase Shares until the third anniversary of the Effective Date, and twenty-five percent (25%) of the Purchased Shares until the fourth anniversary of the Effective Date (the “Purchase Obligations”). The “Final Purchase Date” shall mean the date on which Executive purchases Shares that, together with other Shares purchased by Executive on or after the Effective Date, have an aggregate purchase price of $3,000,000.

(iii)	As soon as practicable after the end of any month during which Executive makes a purchase of all or any portion of the Purchased Shares, the Company shall grant to the Executive a number of restricted share units equal to the number of Purchased Shares so purchased in such month (up to a maximum aggregate number of restricted share units equal to the number of Purchased Shares with an aggregate purchase price of $5,000,000) (the “Matching Share Units”).

(iv)	The Matching Restricted Share Units shall vest and be settled in Shares on the following schedule: Twenty-five percent (25%) of the Matching Share Units shall vest and be settled on the first anniversary of the Final Purchase Date and an additional 25% of the Matching Share Units shall vest and be settled each of the second, third, and fourth anniversaries of the Effective Date, provided Executive is employed on the relevant vesting date and Executive has not violated the Purchase Obligations prior to such vesting date.

(v)	Executive shall not be permitted to sell, assign, transfer, or otherwise dispose of more than fifty percent (50%) of the Net Shares (as defined below) acquired upon settlement of the Matching Share Units until the expiration of the two-year period following such settlement, or, if sooner, until a Change in Control (as defined below) or until Executive experiences a termination of employment. For purposes of this Section, Net Shares shall mean the net number of Shares acquired by Executive upon settlement of the Matching Share Units after subtracting any such Shares withheld by the Company in payment of withholding obligations applicable to such settlement.
(e)	Ongoing Grants. Executive shall be eligible to receive, solely in the discretion of the Board or the Committee, additional annual equity grants during the Employment Term. For the avoidance of doubt, the Committee does not contemplate that Executive shall receive equity grants other than the grants outlined in this Section 4 of the Agreement during the Employment Term.

(f)	2009 Option. On December 1, 2009, the Company shall grant to Executive a time-vested non-qualified stock option (the “2009 Option”) under the 2006 Plan to acquire 500,000 Shares at an exercise price of $37.41 per share with a term ending on February 1, 2017.
(i)	The 2009 Option shall become vested and exercisable with respect to twenty-five percent (25%) of the total number of Shares underlying the 2009 Option on each of the following dates: February 1, 2012, February 1, 2013, February 1, 2014 and February 1, 2015; provided that, except as specifically set forth in Section 8 of this Agreement, the Executive remains employed by the Company through the applicable vesting dates.

(ii)	Executive shall not be permitted to surrender Shares to the Company as payment for the exercise price of the 2009 Option. Executive may satisfy any tax withholding obligation with respect to the 2009 Option by having Shares withheld by the Company that would otherwise be issued upon exercise of the 2009 Option. Executive shall not be permitted to sell, assign, transfer, or otherwise dispose of the Net Shares (as defined below) acquired upon exercise of the 2009 Option until February 1, 2015, or, if sooner, until a Change in Control (as defined below) or until Executive experiences a termination of employment. For purposes of this Section 4(f), “Net Shares” shall mean the net number of Shares acquired by Executive after subtracting any such Shares withheld in payment of tax withholding obligations applicable to the exercise of the 2009 Option.

(iii)	The Company shall enter into an award agreement with the Executive for the above grant of the 2009 Option, incorporating the terms set forth in this Agreement and otherwise on the terms and conditions set forth in the Company’s standard form of non-qualified stock option award agreement.
(g)	Long-Term Performance Units. On December 1, 2009, the Company shall grant to Executive 173,750 performance-based restricted share units (the “Long-Term Performance Units”) under the 2006 Plan, which shall vest as follows, provided that, except as otherwise specifically set forth in Section 8 of this Agreement, Executive is employed by the Company on such vesting date:
(i)	Single Vesting Share Price.
(a)	If at November 1, 2013, the Adjusted Share Price (as defined below) equals the Single Vesting Share Price (as defined below), Executive shall vest in 25% of the Long-Term Performance Units.

(b)	If at February 1, 2014, the Adjusted Share Price equals the Single Vesting Share Price Executive shall vest in 50% of the Long-Term Performance Units.

(c)	If at May 1, 2014, the Adjusted Share Price (as defined below) equals the Single Vesting Share Price (as defined below), Executive shall vest in 25% of the Long-Term Performance Units.
(ii)	Double Vesting Share Price.
(a)	If at November 1, 2013, the Adjusted Share Price equals the Double Vesting Share Price (as defined below), Executive shall vest in 50% of the Long-Term Performance Units.

(b)	If at February 1, 2014, the Adjusted Share Price equals the Double Vesting Share Price, Executive shall vest in 100% of the Long-Term Performance Units.

(c)	If at May 1, 2014, the Adjusted Share Price equals the Double Vesting Share Price, Executive shall vest in 50% of the Long-Term Performance Units.
(iii)	Triple Vesting Share Price.
(a)	If at November 1, 2013, the Adjusted Share Price equals the Triple Vesting Share Price (as defined below), Executive shall vest in 75% of the Long-Term Performance Units.

(b)	If at February 1, 2014, the Adjusted Share Price equals the Triple Vesting Share Price, Executive shall vest in 150% of the Long-Term Performance Units.

(c)	If at May 1, 2014, the Adjusted Share Price equals the Triple Vesting Share Price, Executive shall vest in 75% of the Long-Term Performance Units.
(iv)	If the Adjusted Share Price on a measurement date is between the Single Vesting Share Price and the Double Vesting Share Price or is between the Double Vesting Share Price and the Triple Vesting Share Price, Executive shall vest in a number of Long-Term Performance Units that is the mathematical interpolation between the number of Long-Term Performance Units which would vest at defined ends of the spectrum.

(v)	Long-Term Performance Units that could have been vested under any of subsections (i), (ii), or (iii) that do not become vested on November 1, 2013, February 1, 2014 or May 1, 2014, may become vested on November 1, 2014, February 1, 2015 or May 1, 2015, respectively, based upon the Adjusted Share Price on the applicable measurement date, provided that, except as otherwise specifically set forth in Section 8 of this Agreement, Executive is employed by the Company on such applicable vesting date. Any Long-Term Performance Units that are not vested as of May 1, 2015 shall be immediately forfeited.

(vi)	The Company will deliver to Executive a number of Shares equal to the number of Long-Term Performance Units that become vested pursuant to this Section 4(g) on the date that is the earliest of February 1, 2019, a Change in Control and six months and one day following Executive’s termination of employment.

(vii)	Executive may satisfy any tax withholding obligation with respect to the Long-Term Performance Units by having Shares withheld by the Company that would otherwise be distributed upon settlement of the Long-Term Performance Units. Executive shall not be permitted to sell, assign, transfer, or otherwise dispose of fifty percent (50%) of the Net Shares (as defined below) acquired upon settlement of the Long-Term Performance Units to Shares until the expiration of the two year period following receipt of such Shares, or, if sooner upon a Change in Control or Executive’s termination of employment. For purposes of this Section 4(g), “Net Shares” shall mean the net number of Shares acquired by Executive upon settlement of the Long-Term Performance Units after subtracting any such Shares withheld by the Company in payment of tax withholding obligations applicable to such settlement.

(viii)	“Adjusted Share Price” means the sum of (i) the average of the closing prices of Shares during the 20 consecutive trading days ending on the day prior to the specified measurement date (“Average Share Price”); and (ii) the value that would be derived from the number of Shares (including fractions thereof) that would have been purchased had an amount equal to each dividend paid on a share of common stock after the grant date and on or prior to the applicable measurement date been deemed invested on the dividend payment date, based on the closing price of the common stock on such dividend payment date.

(ix)	“Single Vesting Share Price,” “Double Vesting Share Price,” and “Triple Vesting Share Price” mean the Adjusted Share Prices equal to a compound annual share price appreciation (the “Annual Compound TSR”) of 15%, 30% and 45%, respectively, as measured from a base price of $37.41 over a measurement period from February 1, 2011 to the applicable measurement date.

(x)	Notwithstanding the foregoing vesting provisions of the Long-Term Performance Units, if on any date between December 1, 2009 and February 1, 2014, the Per Share Price on such date: (A) exceeds $82.19, then Executive shall vest in the 173,750 Long-Term Performance Units that could have been earned under subsection (i) above; (B) exceeds $114.05, then Executive shall vest in the 347,500 Long-Term Performance Units (net of any previous vesting under (A) above) that could have been earned under subsection (ii) above; and (C) exceeds $153.23, then Executive shall vest in the 521,251 Long-Term Performance Units (net of any previous vesting under (A) and (B) above) that could have been earned under subsection (iii) above; provided, however, that vesting under this subsection (x) that occurs upon a particular Price Per Share target shall only take place the first time such Price Per Share target is achieved; and provided further that Executive is employed by the Company on such vesting dates.

(xi)	The Company shall enter into a restricted share unit award agreement with Executive for the above grant of Long-Term Performance Units, incorporating the terms set forth in this Agreement and otherwise on the terms and conditions set forth in the Company’s standard form of performance-based restricted share unit award agreement.
(h)	Additional Matching Units. On December 1, 2009, the Company shall grant to the Executive 200,581 restricted share units (the “Additional Matching Units”) as matching awards in consideration for the restrictions hereunder on the Executive’s ability to surrender, sell, assign, transfer or otherwise dispose of Shares and Net Shares.
(i)	The Additional Matching Units shall vest and be settled in Shares on the following schedule: one thirty-sixth (1/36th) of the Additional Matching Units shall vest on the first day of each month beginning March 1, 2011 through February 1, 2014; provided that Executive is employed on the applicable vesting date.

(ii)	The Company will deliver to Executive a number of Shares equal to the number of Additional Matching Units that become vested pursuant to this Section 4(h) on the earliest of February 1, 2019, a Change in Control and six months and one day following Executive’s termination of employment.

(iii)	Executive may satisfy any tax withholding obligation with respect to the Additional Matching Units by having Shares withheld by the Company that would otherwise be distributed upon settlement of the Additional Matching Units. Executive shall not be permitted to sell, assign, transfer, or otherwise dispose of fifty percent (50%) of the Net Shares (as defined below) acquired upon settlement of the Additional Matching Units to Shares until the expiration of the two year period following receipt of such Shares, or, if sooner upon a Change in Control or until Executive experiences a termination of employment. For purposes of this Section 4(g), “Net Shares” shall mean the net number of Shares acquired by Executive upon settlement of the Additional Matching Units after subtracting any such Shares withheld by the Company in payment of tax withholding obligations applicable to such settlement.

(iv)	The Company shall enter into a restricted share unit award agreement with Executive for the above grant of Additional Matching Units, incorporating the terms set forth in this Agreement and otherwise on the terms and conditions set forth in the Company’s standard form of matching restricted share unit award agreement.
(i)	Permitted Transfers of Net Shares. Notwithstanding the foregoing restrictions that do not permit the Executive to surrender, sell, assign, transfer or otherwise dispose of Shares and Net Shares, the Executive is permitted to transfer Shares and Net Shares without penalty under either of the following circumstances: (1) Executive may contribute Shares and Net Shares to a limited partnership where all partners are members of Executive’s family (“Family Limited Partnership”) or Grantor Retained Annuity Trust (“GRAT”) or like-vehicle, provided that the Family Limited Partnership, GRAT or like-vehicle (x) does not allow the Shares and Net Shares to be surrendered, sold, assigned, transferred or otherwise disposed of during the applicable restricted period with respect to such Shares or Net Shares, and (y) in the case of a GRAT, Executive shall at all times remain the trustee of the GRAT, and (z) in the case of a Family Limited Partnership or such like-vehicle Executive retains “beneficial ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act (as defined below)) of such Shares or Net Shares; and (2) Executive may pledge Shares and Net Shares as collateral for loans, provided that (A) the Executive represents to the Company that he will not default or otherwise cause such collateral to be liquidated, transferred or sold during his employment with the Company, (B) there is an independent reasonable basis to conclude that none of the Shares and Net Shares used as collateral are likely to be sold to satisfy a debt during the applicable restricted period with respect to such Shares or Net Shares, and (C) Executive agrees to substitute other collateral for such Shares and Net Shares in the event that such collateral would have to be liquidated, transferred or sold during the applicable restricted period with respect to such Shares or Net Shares.
5.	Other Benefits.
(a)	Employee Benefits. Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company and made available to employees generally, including, without limitation, all pension, retirement, profit sharing, savings, medical, hospitalization, disability, dental, life or travel accident insurance benefit plans. Executive’s participation in such plans, practices and programs shall be on the same basis and terms as are applicable to employees of the Company generally.

(b)	Executive Benefits. Executive shall be entitled to participate in all executive benefit or incentive compensation plans now maintained or hereafter established by the Company for the purpose of providing compensation and/or benefits to comparable executive employees of the Company including, but not limited to, the Company’s deferred compensation plans and any supplemental retirement, deferred compensation, supplemental medical or life insurance or other bonus or incentive compensation plans. Unless otherwise provided herein, Executive’s participation in such plans shall be on the same basis and terms, as other senior executives of the Company. No additional compensation provided under any of such plans shall be deemed to modify or otherwise affect the terms of this Agreement or any of Executive’s entitlements hereunder.

(c)	Fringe Benefits and Perquisites. Executive shall be entitled to all fringe benefits and perquisites generally made available by the Company to its senior executives. In addition, during the Employment Term, the Company shall provide Executive with (or reimburse Executive for the cost of) life insurance in the face amount of $10,000,000, subject to Executive’s insurability and Executive taking steps reasonably requested by the Company to obtain such insurance, if required.

(d)	Business Expenses. Upon submission of proper invoices in accordance with the Company’s normal procedures, Executive shall be entitled to receive prompt reimbursement of all reasonable out-of-pocket business, entertainment and travel expenses (including travel in first-class) incurred by him in connection with the performance of his duties hereunder. Such reimbursement shall in no event occur later than March 15th of the year following the year in which the expenses were incurred.

(e)	Office and Facilities. Executive shall be provided with an appropriate office at the Company’s headquarters, with such secretarial and other support facilities as are commensurate with Executive’s status with the Company, which facilities shall be adequate for the performance of his duties hereunder.

(f)	Vacation and Sick Leave. Executive shall be entitled, without loss of pay, to absent himself voluntarily from the performance of his employment under this Agreement, pursuant to the following:
(i)	Executive shall be entitled to annual vacation in accordance with the policies as periodically established by the Board for senior executives of the Company, which shall in no event be less than four weeks per year;

(ii)	in addition to the aforesaid paid vacations, Executive shall be entitled, without loss of pay, to absent himself voluntarily from the performance of his employment for such additional periods of time and for such valid and legitimate reasons as the Board in its discretion may determine. Further, the Board shall be entitled to grant to Executive a leave or leaves of absence with or without pay at such time or times and upon such terms and conditions as the Board in its discretion may determine; and

(iii)	Executive shall be entitled to sick leave (without loss of pay) in accordance with the Company’s policies as in effect from time to time.
(g)	Travel Expenses. Executive shall be entitled to be reimbursed for travel expenses for Executive’s spouse to accompany Executive on one business trip per year.
6.	Termination. Executive’s employment hereunder may be terminated under the circumstances set forth below; provided, however, that notwithstanding anything contained herein to the contrary, Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement unless he would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Internal Revenue Code.
(a)	Death. Executive’s employment shall be terminated as of the date of Executive’s death and Executive’s beneficiaries shall be entitled to the benefits provided in Section 8(b) hereof.

(b)	Disability. The Company may terminate Executive’s employment, on written notice to Executive after having established Executive’s Disability and while Executive remains Disabled, subject to the payment by the Company to Executive of the benefits provided in Section 8(b) hereof. For purposes of this Agreement, “Disability” shall mean Executive’s inability to substantially perform his duties and responsibilities hereunder by reason of any physical or mental incapacity for two or more periods of ninety (90) consecutive days each in any three hundred and sixty (360) day period, as determined by a physician with no history of prior dealings with the Company or Executive, as reasonably agreed upon by the Company and Executive. Executive shall be entitled to the compensation and benefits provided for under this Agreement for any period prior to Executive’s termination by reason of Disability during which Executive is unable to work due to a physical or mental infirmity in accordance with the Company’s policies for similarly-situated executives.

(c)	Cause. The Company may terminate Executive’s employment for “Cause,” effective as of the date of the Notice of Termination (as defined in Section 7 below) and as evidenced by a resolution adopted in good faith by a majority of the independent members of the Board, subject to the payment by the Company to Executive of the benefits provided in Section 8(a) hereof. “Cause” shall mean, for purposes of this agreement: (1) conviction of any felony (other than one related to a vehicular offense) or other criminal act involving fraud; (2) willful misconduct that results in a material economic detriment to the Company; (3) material violation of Company policies and directives, which is not cured after written notice and an opportunity for cure, (4) continued refusal by Executive to perform his duties after written notice identifying the deficiencies and an opportunity for cure; and (5) a material violation by Executive of any material covenants to the Company. No action or inaction shall be deemed willful if not demonstrably willful and if taken or not taken by the Executive in good faith and with the understanding that such action or inaction was not adverse to the best interests of the Company. Reference in this paragraph to the Company shall also include direct and indirect subsidiaries of the Company, and materiality shall be measured based on the action or inaction and the impact upon the Company taken as a whole. The Company may suspend, with pay, the Executive upon Executive’s indictment for the commission of a felony as described under clause (A) above. Such suspension may remain effective until such time as the indictment is either dismissed or a verdict of not guilty has been entered.

(d)	Without Cause. The Company may terminate Executive’s employment without Cause. The Company shall deliver to Executive a Notice of Termination (as defined in Section 7 below) not less than thirty (30) days prior to the termination of Executive’s employment without Cause and the Company shall have the option of terminating Executive’s duties and responsibilities prior to the expiration of such thirty-day notice period, subject to the payment by the Company of the benefits provided in either Section 8(e) or Section 8(f) hereof, as may be applicable.

(e)	Good Reason. Executive may terminate his employment for Good Reason (as defined below) by delivering to the Company a Notice of Termination (as defined in Section 7 below) not less than thirty (30) days prior to the termination of Executive’s employment for Good Reason. The Company shall have the option of terminating Executive’s duties and responsibilities prior to the expiration of such thirty-day notice period, subject to the payment by the Company of the benefits provided in either Section 8(c) or 8(d) hereof, as may be applicable. For purposes of this Agreement, Good Reason shall mean the occurrence of any of the events or conditions described in Subsections (i) through (iii) hereof which are not cured by the Company (if susceptible to cure by the Company) within thirty (30) days after the Company has received written notice from Executive within ninety (90) days of the initial existence of the event or condition constituting Good Reason specifying the particular events or conditions which constitute Good Reason and the specific cure requested by Executive.
(i)	Diminution of Responsibility. (A) any material reduction in his duties or responsibilities as in effect immediately prior thereto, or (B) removal of Executive from the position of Chief Executive Officer or Chairman of the Board, except in connection with the termination of his employment for Disability, Cause, as a result of his death or by Executive other than for Good Reason;

(ii)	Compensation Reduction. Any reduction in Executive’s base salary or target bonus opportunity; or

(iii)	Company Breach. Any other material breach by the Company of any material provision of this Agreement.
(f)	Without Good Reason. Executive may voluntarily terminate his employment without Good Reason by delivering to the Company a Notice of Termination not less than thirty (30) days prior to the termination of Executive’s employment and the Company shall have the option of terminating Executive’s duties and responsibilities prior to the expiration of such thirty-day notice period, subject to the payment by the Company to Executive of the benefits provided in Section 8(a) hereof through the last day of such notice period.
7.	Notice of Termination. Any purported termination by the Company or by Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which indicates a termination date, the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated. For purposes of this Agreement, no such purported termination of Executive’s employment hereunder shall be effective without such Notice of Termination (unless waived by the party entitled to receive such notice).

8.	Compensation Upon Termination. Upon termination of Executive’s employment during the Employment Term, Executive shall be entitled to the following benefits:
(a)	Termination by the Company for Cause or by Executive Without Good Reason. If Executive’s employment is terminated by the Company for Cause or by Executive without Good Reason, the Company shall pay Executive all amounts earned or accrued hereunder through the termination date, including:
(i)	any accrued and unpaid Base Salary;

(ii)	reimbursement for any and all monies advanced or expenses incurred in connection with Executive’s employment for reasonable and necessary expenses incurred by Executive on behalf of the Company for the period ending on the termination date;

(iii)	any accrued and unpaid vacation pay;

(iv)	any previous compensation which Executive has previously deferred (including any interest earned or credited thereon), in accordance with the terms and conditions of the applicable deferred compensation plans or arrangements then in effect, including the arrangements provided for in Sections 3(b)(ii) and 4(a) of this Agreement to the extent vested as of Executive’s termination date; and

(v)	any amount or benefit as provided under any benefit plan or program (the foregoing items in Sections 8(a)(i) through 8(a)(v) being collectively referred to as the “Accrued Compensation”).
(b)	Termination by the Company for Disability or By Reason of Death. If Executive’s employment is terminated by the Company for Disability or by reason of Executive’s death, the Company shall pay Executive (or his beneficiaries, as applicable) the Accrued Compensation, and, Executive shall be entitled to the following benefits:
(i)	The Company shall pay to Executive within sixty (60) days following the termination date, any bonus earned but unpaid in respect of any fiscal year preceding the termination date;

(ii)	The Company shall deliver to Executive, on the date that is six months and one day following Executive’s termination date (or, if sooner, Executive’s death), Shares in respect of the Annual Bonus Share Units and the 2008 RSU Grant;

(iii)	The Company shall deliver to Executive, as soon as practicable (but in no event more than sixty (60) days) following Executive’s termination date, Shares in respect of the Matching Share Units;

(iv)	The Option shall vest in full and remain exercisable for one year following Executive’s termination date (but in no event beyond the expiration of the Option term);

(v)	The performance measures applicable to the Performance Share Units will be applied as though the termination date were the end of the measurement period and the units so earned will vest and be payable in a manner consistent with the vesting schedule described in Section 4(c) of this Agreement (e.g., 100% at a Compound Annual TSR of 15%, 200% at a Compound Annual TSR of 30%), but based on the Compound Annual TSR determined through the termination date. The Company shall deliver Shares in respect of such vested Performance Share Units, if any, as soon as practicable (but not later than sixty (60) days) following Executive’s termination date and all other Performance Share Units will be forfeited;

(vi)	If Executive’s termination date is after February 1, 2011, then the 2009 Option shall vest in full and remain exercisable for one year following Executive’s termination date (but in no event beyond the expiration of the 2009 Option term);

(vii)	If Executive’s termination date is after February 1, 2011, then the performance measures applicable to the Long-Term Performance Units will be applied as though the termination date were the end of the measurement period and the units will vest in a manner consistent with the vesting schedule described in Section 4(g) of this Agreement. The Company shall deliver Shares in respect of vested Long-Term Performance Units (including previously vested Long-Term Performance Units that have not been delivered), if any, on the date that is six months and one day following Executive’s termination of employment, and all other Long-Term Performance Units as of the termination date shall be forfeited; and

(viii)	The Company shall deliver Shares in respect of vested Additional Matching Units that have not been delivered, if any, on the date that is six months and one day following Executive’s termination of employment, and all other Additional Matching Units as of the termination date shall be forfeited.
(c)	Termination by the Company Without Cause or by the Executive for Good Reason Other Than in Connection with a Change in Control. If Executive’s employment by the Company shall be terminated by the Company without Cause or by the Executive for Good Reason, either prior to a Change in Control or more than twelve (12) months following a Change in Control, then, subject to Section 14(f) of the Agreement, Executive shall be entitled to the benefits provided in this Section 8(c).
(i)	The Company shall pay to Executive any Accrued Compensation through the end of the notice period provided for in Section 6(e) hereof;

(ii)	The Company shall pay to Executive any bonus earned but unpaid in respect of any fiscal year preceding the termination date within sixty (60) days following the termination date;

(iii)	In the event that Executive’s termination of employment occurs after the end of the Company’s 2008 fiscal year, the Company shall pay to Executive a bonus or incentive award in respect of the fiscal year in which Executive’s termination date occurs, as though he had continued in employment until the payment of bonuses by the Company to its executives for such fiscal year, in an amount equal to the product of (A) the bonus or incentive award that Executive would have been entitled to receive (x) based on actual achievement against the stated performance objectives or (y) assuming that the applicable performance objectives for such year were achieved at “target”, whichever is less, and (B) a fraction (x) the numerator of which is the number of days in such fiscal year through termination date and (y) the denominator of which is 365. Any bonus or incentive award payable to Executive under this subsection (iii) shall be paid in the calendar year commencing immediately following the date of his termination of employment, but in no event later than March 15 of such following year;

(iv)	The Company shall pay Executive as severance pay, in lieu of any further compensation for the periods subsequent to the termination date, an amount in cash, which amount shall be payable in a lump sum payment within sixty (60) days following such termination (subject to Section 10), equal to the sum of (A) two (2) times Executive’s Base Salary and (B) $3.0 million;

(v)	The Company shall provide Executive continued coverage under any health, medical, dental or vision program or policy in which Executive was eligible to participate as of the time of his employment termination for two (2) years following such termination on terms no less favorable to Executive and his dependents (including with respect to payment for the costs thereof) than those in effect immediately prior to such termination;

(vi)	The Company shall deliver to Executive, on the date that is six months and one day following Executive’s termination date, Shares in respect of the Annual Bonus Share Units and the 2008 RSU Grant, and Executive shall have three months following the termination date to exercise vested Options (but in no event beyond the expiration of the Option Term. Any unvested portion of the Option), any unvested Performance Share Units, and any unvested Matching Share Units shall be forfeited;

(vii)	The performance measures applicable to the Performance Share will be applied as though the termination date were the end of the measurement period, with the number of units calculated in a manner consistent with the vesting schedule described in Section 4(c) of this Agreement (e.g., 100% at a Compound Annual TSR of 15%, 200% at a Compound Annual TSR of 30%), but based on the Compound Annual TSR determined through the termination date; provided, however, that in the event Executive is entitled to benefits pursuant to this Section, only a pro rata portion of such calculated units will vest upon termination (based on the number of completed months elapsed from the date of grant to the date of termination divided by 36 months). The Company shall deliver Shares in respect of Performance Share Units that vest under this subsection (vii), if any, as soon as practicable (but not later than sixty (60) days) following Executive’s termination date and all other Performance Share Units will be forfeited;

(viii)	Executive shall have three months following the termination date to exercise vested 2009 Options (but in no event beyond the expiration of the 2009 Option term). Any unvested portion of the 2009 Option as of the termination date shall be forfeited;

(ix)	If Executive’s termination date is after February 1, 2011, then the performance measures applicable to any unvested Long-Term Performance Units will be applied as though the termination date were the end of the measurement period, with the number of units calculated in a manner consistent with the vesting schedule described in Section 4(g) of this Agreement; provided, however, that in the event Executive is entitled to benefits pursuant to this Section, only a pro rata portion of such calculated units will vest upon termination based on the number of completed months elapsed from February 1, 2011 to the date of termination divided by 36 months. The Company shall deliver Shares in respect of vested Long-Term Performance Units (including previously vested Long-Term Performance Units that have not been delivered), if any, on the date that is six months and one day following Executive’s termination of employment, and all other Long-Term Performance Units as of the termination date shall be forfeited; and

(x)	The Company shall deliver Shares in respect of vested Additional Matching Units that have not been delivered, if any, on the date that is six months and one day following Executive’s termination of employment, and all other Additional Matching Units as of the termination date shall be forfeited.

(d)	Termination by the Company Without Cause or by Executive for Good Reason Following a Change in Control. If Executive’s employment by the Company shall be terminated by the Company without Cause or by Executive for Good Reason within twelve (12) months following a Change in Control (as defined in Section 9 below), then in lieu of the amounts due under Section 8(c) above and subject to the requirements of Section 14(f) of the Agreement, Executive shall be entitled to the benefits provided in this Section 8(d).
(i)	The Company shall pay Executive any Accrued Compensation through the end of the notice period provided for in Section 6(e) hereof;

(ii)	The Company shall pay Executive any bonus earned but unpaid in respect of any fiscal year preceding the termination date within sixty (60) days following the termination date;

(iii)	The Company shall pay to Executive an amount equal to the bonus or incentive award that Executive would have been entitled to receive in respect of the fiscal year in which Executive’s termination date occurs, had he continued in employment until the end of such fiscal year, which amount shall be payable in a lump sum payment within sixty (60) days following such termination (subject to Section 10), calculated as if all performance targets and goals (if applicable) had been fully met at the “target” level by the Company and by Executive, as applicable, for such fiscal year, multiplied by a fraction (A) the numerator of which is the number of days in such fiscal year through termination date and (B) the denominator of which is 365;

(iv)	The Company shall pay Executive as severance pay and in lieu of any further Base Salary for periods subsequent to the termination date, an amount in cash, which amount shall be payable in a lump sum payment within sixty (60) days following such termination (subject to Section 10), equal to three (3) times the sum of (A) Executive’s Base Salary and (B) the Target Bonus;

(v)	The Company shall provide Executive with continued coverage under any health, medical, dental or vision program or policy in which Executive was eligible to participate as of the time of his employment termination for two (2) years following such termination on terms no less favorable to Executive and his dependents (including with respect to payment for the costs thereof) than those in effect immediately prior to such termination;

(vi)	Annual Bonus Share Units and the 2008 RSU Grant shall be payable, in the Company’s discretion, in either cash or in shares of the acquiring entity, on the date that is six months and one day following Executive’s termination date. Notwithstanding the above, the Annual Bonus Share Units and the 2008 RSU Grant shall be payable in shares of the acquiring entity only if the common stock of the acquiring entity is publicly traded on an established securities market on the date on which such shares are payable;

(vii)	If the Option and the Matching Share Units are not cancelled in connection with a Change in Control in exchange for a cash payment (as set forth in Section 9), each outstanding Option and Matching Share Unit will vest, the Option will remain exercisable for one year following the termination date (but not beyond the Option term), and each Matching Share Unit will be settled as soon as practicable (but in no event more than sixty (60) days) following the termination date; and

(viii)	If the 2009 Option is not cancelled in connection with a Change in Control in exchange for a cash payment (as set forth in Section 9), then each outstanding 2009 Option will vest, and the 2009 Option will remain exercisable for one year following the termination date (but not beyond the 2009 Option term).
Executive shall not be required to mitigate the amount of any payment provided for under this Section 8 by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to Executive in any subsequent employment.
9.	Change in Control.
(a)	For purposes of this Agreement, a “Change in Control” shall mean any of the following events:
(i)	the date any one person (as such term is defined in Section 13(c) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), or more than one person acting as a group (as determined under Treas. Reg. Section 1.409A-3(i)(5)(v)(B)) acquires, or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons (other than from the Company), ownership of stock of the Company possessing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities;

(ii)	the date a majority of members of the Company’s Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board before the date of the appointment or election;

(iii)	the consummation of a merger or consolidation involving the Company if the stockholders of the Company, immediately before such merger or consolidation, do not, as a result of such merger or consolidation, own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the corporation resulting from such merger or consolidation; or

(iv)	the consummation of the sale of all or substantially all of the assets of the Company.
(b)	Notwithstanding the foregoing, a Change in Control shall not be deemed to occur pursuant to Section 9, solely because fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities is acquired by (i) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Company or any of its subsidiaries or (ii) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the stockholders of the Company in the same proportion as their ownership of stock in the Company immediately prior to such acquisition. Also, a Change in Control shall not be deemed to occur pursuant to this Section 9 if the Change in Control does not constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A(a)(2)(A)(v) of the Code and its corresponding regulations. Upon the occurrence of a Change in Control, at the election of the Company, the Options and the Matching Share Units shall either be (i) cancelled in exchange for a cash payment based in the case of any merger transaction on the price received by shareholders in the transaction constituting the Change in Control or in the case of any other event that constitutes a Change in Control, the closing price of a Share on the date such Change in Control occurs (minus, in the case of Options, the applicable exercise price per share) or, (ii) converted into options or units, as applicable, in respect of the common stock of the acquiring entity (in a merger or otherwise) on the basis of the relative values of such stock and the Shares at the time of the Change in Control; provided that subclause (ii) shall only be applicable if the common stock of the acquiring entity is publicly traded on an established securities market on the date on which such Change in Control is effected.

(c)	Upon the occurrence of a Change in Control, the performance measures applicable with respect to the Performance Share Units will be applied as though the Change in Control were the end of the measurement period and the units so earned will vest and be payable in a manner consistent with the vesting schedule described in Section 4(c) (e.g., 100% at a Compound Annual TSR of 15%, 200% at a Compound Annual TSR of 30%, 300% at a Compound Annual TSR of 45%), but based on the Compound Annual TSR determined through the date that the Change in Control occurs. Any Performance Shares Units deemed earned in accordance with the immediately preceding sentence shall be payable, in the Company’s discretion, in either cash or in shares of the acquiring entity as soon as practicable (but not later than sixty (60) days) following the occurrence of a Change of Control. Notwithstanding the above, the Performance Share Units shall be payable in shares of the acquiring entity only if the common stock of the acquiring entity is publicly traded on an established securities market on the date on which such shares are payable.

(d)	Upon the occurrence of a Change in Control all unvested 2009 Options shall become fully vested and, at the election of the Company, all outstanding 2009

Options shall either be (i) cancelled in exchange for a cash payment based in the case of any merger transaction on the price received by shareholders in the transaction constituting the Change in Control or in the case of any other event that constitutes a Change in Control, the closing price of a Share on the date such Change in Control occurs (minus the applicable exercise price per share) or, (ii) converted into options in respect of the common stock of the acquiring entity (in a merger or otherwise) on the basis of the relative values of such stock and the Shares at the time of the Change in Control; provided that subclause (ii) shall only be applicable if the common stock of the acquiring entity is publicly traded on an established securities market on the date on which such Change in Control is effected.

(e)	Upon the occurrence of a Change in Control, any Additional Matching Units that had vested, but had not been delivered, prior to the Change in Control shall, at the election of the Company, either be (i) delivered as Shares, or (ii) cancelled in exchange for a cash payment for the vested Additional Matching Units based in the case of any merger transaction on the price received by shareholders in the transaction constituting the Change in Control or in the case of any other event that constitutes a Change in Control, the closing price of a Share on the date such Change in Control occurs, or (iii) delivered as shares of the common stock of the acquiring entity (in a merger or otherwise) on the basis of the relative values of such stock and the Shares at the time of the Change in Control; provided that subclause (iii) shall only be applicable if the common stock of the acquiring entity is publicly traded on an established securities market on the date on which such Change in Control is effected.

(f)	Upon the occurrence of a Change in Control, the performance measures applicable with respect to unvested Long-Term Performance Units will be applied as though the end of the measurement period was the later of February 1, 2012 and the Change in Control date, and the units so earned will vest in a manner consistent with the vesting schedule described in Section 4(g); except that, in addition to such vesting schedule, if the Adjusted Share Price on a measurement date is between $37.41 and the Single Vesting Share Price, then Executive shall vest in a number of Long-Term Performance Units that is the mathematical interpolation between the number of shares which would vest at defined ends of the spectrum. Any Long-Term Performance Units deemed vested in accordance with the immediately preceding sentence shall be payable, in the Company’s discretion, in either cash or in shares of the acquiring entity as soon as practicable (but not later than sixty (60) days) following the occurrence of a Change in Control. Any Long-Term Performance Units that had vested, but had not been delivered, prior to the Change in Control, shall be payable, in the Company’s discretion, in either Shares, cash or in shares of the acquiring entity on the Change in Control date. Notwithstanding the above, the Long-Term Performance Units shall be payable in shares of the acquiring entity only if the common stock of the acquiring entity is publicly traded on an established securities market on the date on which such shares are payable.

10.	Section 409A. If any payments or benefits due to Executive hereunder would cause the application of an accelerated or additional tax under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), such payments or benefits shall be restructured in a manner which does not cause such an accelerated or additional tax. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following Executive’s separation from service shall instead be paid on the first business day after the date that is six months following Executive’s termination date (or death, if earlier), with interest from the date such amounts would otherwise have been paid at the short-term applicable federal rate, compounded semi-annually, as determined under Section 1274 of the Internal Revenue Code of 1986, as amended, for the month in which .payment would have been made but for the delay in payment required to avoid the imposition of an additional rate of tax on Executive under Section 409A.

11.	Records and Confidential Data.
(a)	Executive acknowledges that in connection with the performance of his duties during the Employment Term, the Company will make available to Executive, or Executive will have access to, certain Confidential Information (as defined below) of the Company and its affiliates. Executive acknowledges and agrees that any and all Confidential Information learned or obtained by Executive during the course of his employment by the Company or otherwise, whether developed by Executive alone or in conjunction with others or otherwise, shall be and is the property of the Company and its affiliates.

(b)	Except to the extent required to be disclosed at law or pursuant to judicial process or administrative subpoena, the Confidential Information will be kept confidential by Executive, will not be used in any manner which is detrimental to the Company, will not be used other than in connection with Executive’s discharge of his duties hereunder, and will be safeguarded by Executive from unauthorized disclosure.

(c)	Following the termination of Executive’s employment hereunder, as soon as possible after the Company’s written request, Executive will return to the Company all written Confidential Information which has been provided to Executive and Executive will destroy all copies of any analyses, compilations, studies or other documents prepared by Executive or for Executive’s use containing or reflecting any Confidential Information. Within five (5) business days of the receipt of such request by Executive, he shall, upon written request of the Company, deliver to the Company a document certifying that such written Confidential Information has been returned or destroyed in accordance with this Section 11(c).

(d)	For the purposes of this Agreement, “Confidential Information” shall mean all confidential and proprietary information of the Company and its affiliates,

including, without limitation, information derived from reports, investigations, experiments, research, work in progress, drawing, designs, plans, proposals, codes, marketing and sales programs, client lists, client mailing lists, supplier lists, financial projections, cost summaries, pricing formula, marketing studies relating to prospective business opportunities and all other concepts, ideas, materials, or information prepared or performed for or by the Company or its affiliates. For purposes of this Agreement, the Confidential Information shall not include and Executive’s obligation’s shall not extend to (i) information which is generally available to the public, (ii) information obtained by Executive other than pursuant to or in connection with this employment and (iii) information which is required to be disclosed by law or legal process.

(e)	Executive’s obligations under this Section 11 shall survive the termination of the Employment Term.
12.	Covenant Not to Solicit and Not to Compete.
(a)	Covenant Not to Solicit. To protect the Confidential Information and other trade secrets of the Company, Executive agrees, during the term of this Agreement and for a period of twelve (12) months after Executive’s cessation of employment with the Company, not to solicit or participate in or assist in any way in the solicitation of any employees of the Company. For purposes of this covenant, “solicit” or “solicitation” means directly or indirectly influencing or attempting to influence employees of the Company to become employed with any other person, partnership, firm, corporation or other entity. Executive agrees that the covenants contained in this Section 12(a) are reasonable and desirable to protect the Confidential Information of the Company, provided, that solicitation through general advertising or the provision of references shall not constitute a breach of such obligations.

(b)	Covenant Not to Compete. To protect the Confidential Information and other trade secrets of the Company, Executive agrees, during the term of this Agreement and for a period of twelve (12) months after Executive’s cessation of employment with the Company during the Employment Term pursuant to Section 6(c) or 6(f) hereof, not to engage in Prohibited Activities (as defined below). For the purposes of this Agreement, the term “Prohibited Activities” means directly or indirectly engaging as an owner, employee, consultant or agent of any entity that develops, manufactures, markets and/or distributes (directly or indirectly) prescription or non-prescription pharmaceuticals or medical devices for treatments in the fields of neurology, dermatology, oncology or hepatology; provided, that Prohibited Activities shall not mean Executive’s investment in securities of a publicly-traded company equal to less than five (5%) percent of such company’s outstanding voting securities. Executive agrees that the covenants contained in this Section 12(b) are reasonable and desirable to protect the Confidential Information of the Company.

(c)	It is the intent and desire of Executive and the Company that the restrictive provisions of this Section 12 be enforced to the fullest extent permissible under the laws and public policies as applied in each jurisdiction in which enforcement is sought. If any particular provision of this Section 12 shall be determined to be invalid or unenforceable, such covenant shall be amended, without any action on the part of either party hereto, to delete therefrom the portion so determined to be invalid or unenforceable, such deletion to apply only with respect to the operation of such covenant in the particular jurisdiction in which such adjudication is made.

(d)	Executive’s obligations under this Section 12 shall survive the termination of the Employment Term.
13.	Remedies for Breach of Obligations under Sections 11 or 12 hereof. Executive acknowledges that the Company will suffer irreparable injury, not readily susceptible of valuation in monetary damages, if Executive breaches his obligations under Sections 11 or 12 hereof. Accordingly, Executive agrees that the Company will be entitled, in addition to any other available remedies, to obtain injunctive relief against any breach or prospective breach by Executive of his obligations under Sections 11 or 12 hereof in any Federal or state court sitting in the State of New Jersey, or, at the Company’s election, in any other state in which Executive maintains his principal residence or his principal place of business as provided for in Section 14(h) below. Executive hereby submits to the non-exclusive jurisdiction of all those courts for the purposes of any actions or proceedings instituted by the Company to obtain that injunctive relief, and Executive agrees that process in any or all of those actions or proceedings may be served by registered mail, addressed to the last address provided by Executive to the Company, or in any other manner authorized by law.

14.	Miscellaneous.
(a)	Successors and Assigns.
(i)	This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and permitted assigns and the Company shall require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. The Company may not assign or delegate any rights or obligations hereunder except to a successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company. The term “the Company” as used herein shall mean a corporation or other entity acquiring all or substantially all the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.

(ii)	Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by Executive, his beneficiaries or legal representatives, except by will or by the, laws of descent and distribution.

This Agreement shall inure to the benefit of and be enforceable by Executive’s legal personal representatives.
(b)	Fees and Expenses. The Company shall pay all reasonable legal and financial advisory fees and related expenses, up to a maximum amount of $40,000, incurred by Executive in connection with the negotiation of this Agreement and related employment arrangements. Executive acknowledges that he has had the opportunity to consult with legal counsel of his choice in connection with the drafting, negotiation and execution of this Agreement and related employment arrangements.

(c)	Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by Certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other; provided that all notices to the Executive shall be directed to the Executive at his primary home address with a copy sent by overnight delivery to Steven G. Eckhaus, Katten Muchin Rosenman LLP, 575 Madison Avenue, New York, NY 10022-2585; and provided that all notices to the Company shall be directed to the attention of the General Counsel of the Company with a copy to the Chairman of the Compensation Committee of the Board, and a copy sent by overnight delivery to James W. McKenzie, Jr., Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia PA 19103-2921. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.

(d)	Indemnity Agreement. Executive shall be indemnified by the Company as provided in Company’s by-laws and Certificate of Incorporation. The obligations under this paragraph shall survive any termination of the Employment Term.

(e)	Withholding. The Company shall be entitled to withhold the amount, if any, of all taxes of any applicable jurisdiction required to be withheld by an employer with respect to any amount paid to Executive hereunder. The Company, in its sole and absolute discretion, shall make all determinations as to whether it is obligated to withhold any taxes hereunder and the amount hereof.

(f)	Release of Claims. The termination benefits described in Sections 8(c) and 8(d) of this Agreement shall be conditioned on Executive delivering to the Company, and failing to revoke, a signed release of claims in the form of Exhibit A hereto within twenty-one days following Executive’s termination date; provided, however, that Executive shall not be required to release any rights Executive may have to be indemnified by the Company under Section 14(d) of this Agreement. Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of Executive’s execution of the release, directly or indirectly, result in Executive designating the calendar year of payment, and if a payment that is subject to execution of the release could be made in more than one taxable year, payment shall be made in the later taxable year.
(g)	Modification. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

(h)	Arbitration. If any legally actionable dispute arises under this Agreement or otherwise which cannot be resolved by mutual discussion between the parties, then the Company and Executive each agree to resolve that dispute by binding arbitration before an arbitrator experienced in employment law. Said arbitration will be conducted in accordance with the rules applicable to employment disputes of the Judicial Arbitration and Mediation Services (“JAMS”) and the law applicable to the claim. The parties shall have 30 calendar days after notice of such arbitration has been given to attempt to agree on the selection of an arbitrator from JAMS. In the event the parties are unable to agree in such time, JAMS will provide a list of five (5) available arbitrators and an arbitrator will be selected from such five-member panel provided by JAMS by the parties alternately striking out one name of a potential arbitrator until only one name remains. The party entitled to strike an arbitrator first shall be selected by a toss of a coin. The parties agree that this agreement to arbitrate includes any such disputes that the Company may have against Executive, or Executive may have against the Company and/or its related entities and/or employees, arising out of or relating to this Agreement, or Executive’s employment or Executive’s termination including, but not limited to, any claims of discrimination or harassment in violation of applicable law and any other aspect of Executive’s compensation, employment, or Executive’s termination. The parties further agree that arbitration as provided for in this Section 14(h) is the exclusive and binding remedy for any such dispute and will be used instead of any court action, which is hereby expressly waived, except for any request by either party for temporary or preliminary injunctive relief pending arbitration in accordance with applicable law or for breaches by Executive of Executive’s obligations under Sections 11 or 12 above or an administrative claim with an administrative agency. The parties agree that the arbitration provided herein shall be conducted in or around Morristown, New Jersey unless otherwise mutually agreed or unless Executive’s primary place of employment is a different location. The Company shall pay the cost of any arbitration brought pursuant to this paragraph, excluding, however, the cost of representation of Executive unless such cost is awarded in accordance with law or otherwise awarded by the arbitrators. Except as otherwise provided above, the arbitrator may award legal fees to the prevailing party in his sole discretion, provided that the percentage of fees so awarded shall not exceed 1% of the net worth of the paying party (i.e., the Company or Executive).
(i)	Effect of Other Law. Anything herein to the contrary notwithstanding, the terms of this Agreement shall be modified to the extent required to meet the provisions of the Sarbanes-Oxley Act of 2002, Section 409A of the Code, or other federal law applicable to the employment arrangements between the Executive and the Company. Any delay in providing benefits or payments, any failure to provide a benefit or payment, or any repayment of compensation that is required under the preceding sentence shall not in and of itself constitute a breach of this Agreement, provided, however, that the Company shall provide economically equivalent payments or benefits to Executive to the extent permitted by law.

(j)	Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New Jersey applicable to contracts executed in and to be performed entirely within such State, without giving effect to the conflict of law principles thereof.

(k)	No Conflicts. Executive represents and warrants to the Company that he is not a party to or otherwise bound by any agreement or arrangement (including, without limitation, any license, covenant, or commitment of any nature), or subject to any judgment, decree, or order of any court or administrative agency, that would conflict with or will be in conflict with or in any way preclude, limit or inhibit Executive’s ability to execute this Agreement or to carry out his duties and responsibilities hereunder.

(l)	Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.
15.	Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof, including without limitation the Executive Employment Agreement, dated February 1, 2008, between the parties, and the Amendment thereto dated November 30, 2009. Any award agreements with respect to the awards referenced in Section 4 and made prior to the date hereof shall not be superseded, but, to the extent that the terms thereof are inconsistent with this Agreement, any such award agreements shall be deemed amended to read in a manner consistent with the terms of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year first above written.

VALEANT PHARMACEUTICALS INTERNATIONAL
By:	/s/ Steve T. Min
Title: Executive Vice President and General Counsel

EXECUTIVE
By:	/s/ J. Michael Pearson
	Name:	J. Michael Pearson

EXHIBIT A
FORM OF RELEASE AGREEMENT
THIS RELEASE AGREEMENT (the “Release”) is made as of this       day of                     ,      , by and between [               ] (“Executive”) and Valeant Pharmaceuticals International (the “Company”).
FOR AND IN CONSIDERATION of the payments and benefits provided in the Employment Agreement between the Executive and the Company dated                      (the “Employment Agreement”), Executive, for himself, his successors and assigns, executors and administrators, now and forever hereby releases and discharges the Company, together with all of its past and present parents, subsidiaries, and affiliates, together with each of their officers, directors, stockholders, partners, employees, agents, representatives and attorneys, and each of their subsidiaries, affiliates, estates, predecessors, successors, and assigns (hereinafter collectively referred to as the “Releasees”) from any and all rights, claims, charges, actions, causes of action, complaints, sums of money, suits, debts, covenants, contracts, agreements, promises, obligations, damages, demands or liabilities of every kind whatsoever, in law or in equity, whether known or unknown, suspected or unsuspected, which Executive or Executive’s executors, administrators, successors or assigns ever had, now has or may hereafter claim to have by reason of any matter, cause or thing whatsoever; arising from the beginning of time up to the date of the Release: (i) relating in any way to Executive’s employment relationship with the Company or any of the Releasees, or the termination of Executive’s employment relationship with the Company or any of the Releasees or relating to his status as a holder of the Capital Interest; (ii) arising under or relating to the Employment Agreement; (iii) arising under any federal, local or state statute or regulation, including, without limitation, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, and/or the New Jersey Law against Discrimination, each as amended; (iv) relating to wrongful employment termination or breach of contract; or (v) arising under or relating to any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company and any of the Releasees and Executive; provided, however, that notwithstanding the foregoing, nothing contained in the Release shall in any way diminish or impair: (a) any rights Executive may have, from and after the date the Release is executed, under the Section 8(c)[Section 8(d)] of the Employment Agreement, (b) any rights to indemnification that may exist from time to time under the Company’s certificate of incorporation or bylaws, or Delaware law; (c) any rights Executive may have to vested benefits under employee benefit plans or incentive compensation plans of the Company; (d) Executive’s ability to bring appropriate proceedings to enforce the Release, or (e) any rights or claims Executive may have that cannot be waived under applicable law (collectively, the “Excluded Claims”). Executive further acknowledges and agrees that, except with respect to Excluded Claims, the Company and the Releasees have fully satisfied any and all obligations whatsoever owed to Executive arising out of his employment with the Company or any of the Releasees, and that no further payments or benefits are owed to Executive by the Company or any of the Releasees.

Executive understands and agrees that, except for the Excluded Claims, he has knowingly relinquished, waived and forever released any and all rights to any personal recovery in any action or proceeding that may be commenced on Executive’s behalf arising out of the aforesaid employment relationship or the termination thereof, including, without limitation, claims for backpay, front pay, liquidated damages, compensatory damages, general damages, special damages, punitive damages, exemplary damages, costs, expenses and attorneys’ fees.
     Executive acknowledges and agrees that Executive has been advised to consult with an attorney of Executive’s choosing prior to signing the Release. Executive understands and agrees that Executive has the right and has been given the opportunity to review the Release with an attorney of Executive’s choice should Executive so desire. Executive also agrees that Executive has entered into the Release freely and voluntarily. Executive further acknowledges and agrees that Executive has had at least twenty-one (21) calendar days to consider the Release, although Executive may sign it sooner if Executive wishes. In addition, once Executive has signed the Release, Executive shall have seven (7) additional days from the date of execution to revoke Executive’s consent and may do so by writing to:                     . The Release shall not be effective, and no payments shall be due hereunder, until the eighth (8th) day after Executive shall have executed the Release and returned it to the Company, assuming that Executive had not revoked Executive’s consent to the Release prior to such date.
Executive agrees never to seek reemployment or future employment with the Company or any of the other Releasees.
It is understood and agreed by Executive that the payment made to him is not to be construed as an admission of any liability whatsoever on the part of the Company or any of the other Releasees, by whom liability is expressly denied.
The Release is executed by Executive voluntarily and is not based upon any representations or statements of any kind made by the Company or any of the other Releasees as to the merits, legal liabilities or value of his claims. Executive further acknowledges that he has had a full and reasonable opportunity to consider the Release and that he has not been pressured or in any way coerced into executing the Release.
The exclusive venue for any disputes arising hereunder shall be the state or federal courts located in the State of New Jersey, and each of the parties hereto irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Each of the parties hereto also agrees that any final and unappealable judgment against a party hereto in connection with any action, suit or other proceeding may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.
The Release and the rights and obligations of the parties hereto shall be governed and construed in accordance with the laws of the State of New Jersey. If any provision hereof is unenforceable or is held to be unenforceable, such provision shall be fully severable, and this document and its terms shall be construed and enforced as if such unenforceable provision had never comprised a part hereof, the remaining provisions hereof shall remain in full force and effect, and the court construing the provisions shall add as a part hereof a provision as similar in terms and effect to such unenforceable provision as may be enforceable, in lieu of the unenforceable provision.
The Release shall inure to the benefit of and be binding upon the Company and its successors and assigns.
IN WITNESS WHEREOF, Executive and the Company have executed the Release as of the date and year first written above.

VALEANT PHARMACEUTICALS INTERNATIONAL

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